PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(5) Registration No. 333-109802
(To prospectus dated November 26, 2003)

1,640,000 Units

Merrill Lynch & Co., Inc.

8% Callable STock Return Income DEbt SecuritiesSM

due July 5, 2005

“Callable STRIDESSM”

Payable at maturity with American Depositary Receipts representing

Sony Corporation common stock

$25 principal amount and original issue price per unit

The Callable STRIDES:

•   We will pay interest on the principal amount of the Callable STRIDES quarterly, at the rate of 8% per year, beginning October 5, 2004.

•   The initial share multiplier for the Callable STRIDES equals 0.67439978. The initial Share multiplier was set on June 23, 2004, the date the Callable STRIDES were priced for initial sale to the public, so that the product of (i) the volume weighted average price of one share of Sony Corporation common stock on the Tokyo Stock Exchange divided by the Japanese yen/U.S. dollar foreign exchange rate on the date the Callable STRIDES were priced for initial sale to the public and (ii) the initial share multiplier equaled $25, the principal amount and original issue price of one unit of the Callable STRIDES. The share multiplier will be subject to adjustment for certain corporate events relating to Sony Corporation as described in this prospectus supplement.

•   Callable at the option of Merrill Lynch & Co., Inc. beginning January 6, 2005.

•   If the closing market price of Sony Corporation common stock on the Tokyo Stock Exchange divided by the then current Japanese yen/U.S. dollar foreign exchange rate falls below a specified level, the Callable STRIDES will be redeemed prior to their stated maturity date. If redeemed, we will deliver for each Callable STRIDES a number of American Depositary Receipts representing shares of Sony Corporation common stock equal to the then current share multiplier, plus a redemption amount as described in this prospectus supplement.

•   Senior unsecured debt securities of Merrill Lynch & Co., Inc.

•   Linked to the price of American Depositary Receipts, each representing one share of Sony Corporation common stock (trading symbol “SNE”). Sony Corporation has not authorizedor approved the Callable STRIDES in any way and has no financial or legal obligation with respect to the Callable STRIDES.

•   The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “SSM”, subject to official notice of issuance.

•   Expected settlement date: June 29, 2004.

Payment  at maturity:

•   If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES prior to or on the stated maturity date, for each Callable STRIDES you own at maturity, in addition to accrued and unpaid interest, we will deliver to you a number of American Depositary Receipts representing shares of Sony Corporation common stock equal to the then current share multiplier.

•   At maturity, if the price of American Depositary Receipts has decreased, relative to the volume weighted average price of Sony Corporation common stock on the Tokyo Stock Exchange on the date the Callable STRIDES were priced for initial sale to the public, the value of American Depositary Receipts that you will receive will be less than the $25 principal amount of your Callable STRIDES.

Payment  if called by Merrill Lynch & Co., Inc.:

•   If we call the Callable STRIDES on or after January 6, 2005, we will pay you a cash amount that, together with all other payments made on the Callable STRIDES from the original issue date to and including the call date, will provide a yield to call of 13% per year on the principal amount of the Callable STRIDES from the original issue date until the call date.

Investing in the Callable STRIDES involves risks that are described in the “ Risk Factors” section beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$25.00	$41,000,000
Underwriting discount	$.25	$410,000
Proceeds, before expenses, to Merrill Lynch & Co., Inc.	$24.75	$40,590,000
(1) Plus accrued interest from June 29, 2004, if settlement occurs after that date

Merrill Lynch & Co.

The date of this prospectus supplement is June 23, 2004.

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.

Prospectus Supplement

Prospectus

SUMMARY INFORMATION—Q&A

This summary includes questions and answers that highlight selected information from this prospectus supplement and the accompanying prospectus to help you understand the Callable STock Return Income DEbt SecuritiesSM due July 5, 2005 (the “Callable STRIDESSM”) payable at maturity with American Depositary Receipts (“ADRs”) representing Sony Corporation (the “Underlying Company”) common stock. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the Callable STRIDES, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the Callable STRIDES. You should carefully review the “Risk Factors” section, which highlights certain risks, to determine whether an investment in the Callable STRIDES is appropriate for you.

References in this prospectus supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc., and references to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

What are the Callable STRIDES?

The Callable STRIDES will be a series of senior debt securities issued by ML&Co. and will not be secured by collateral. The Callable STRIDES will rank equally with all of our other unsecured and unsubordinated debt. The Callable STRIDES will mature on July 5, 2005, if not called by us, or redeemed, on or prior to that date. We have designed the Callable STRIDES for investors who want to receive interest payments on their investment and who also want to participate in the change in the price of the Underlying Company’s ADRs (the “Deliverable Shares”) over the term of the Callable STRIDES, subject to ML&Co.’s right to call the Callable STRIDES.

A unit will represent a single Callable STRIDES with a principal amount of $25. You may transfer the Callable STRIDES only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Callable STRIDES in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Callable STRIDES. You should refer to the section entitled “Description of the Debt Securities—Depositary” in the accompanying prospectus.

When will I receive interest?

Interest on the Callable STRIDES will accrue at the rate of 8% per year on the $25 principal amount of each unit from and including June 29, 2004 or from the most recent interest payment date for which interest has been paid or provided for to but excluding the maturity date, redemption date or the date we call the Callable STRIDES. You will receive quarterly interest payments on January 5, April 5, July 5 and October 5 of each year, beginning October 5, 2004. If any interest payment date is not a business day, you will receive payment on the following business day.

Are there any risks associated with an investment in the Callable STRIDES?

Yes, an investment in the Callable STRIDES is subject to certain risks. Please refer to the section entitled “Risk Factors” in this prospectus supplement.

What is the Underlying Company?

The Underlying Company has disclosed that it is engaged in the development and manufacture of various kinds of electronic equipment, home-use entertainment hardware and related software, music and image-based software, including film, video, television and digital entertainment technologies, and conducts insurance, leasing and credit financing and Internet-related service businesses. You should independently investigate the Underlying Company and decide whether an investment in the Callable STRIDES linked to the Deliverable Shares is appropriate for you.

Because the Deliverable Shares are registered under the Securities Exchange Act of 1934 the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located by reference to SEC file number 001-06439 and inspected at the SEC’s public reference facilities or accessed over the Internet through the SEC’s web site. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information. For further information, please see the sections entitled “The Deliverable Shares—The Underlying Company” and “Where You Can Find More Information” in this prospectus supplement.

What is the Underlying Company’s role in the Callable STRIDES?

The Underlying Company has not authorized or approved the Callable STRIDES and has no financial or legal obligations relating to the Callable STRIDES or to amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES. ML&Co. is not affiliated with the Underlying Company.

How have the Deliverable Shares performed historically?

You can find a table with the high and low closing prices per share of the Deliverable Shares during each quarter from 1999 to the present in the section entitled “The Deliverable Shares—Historical Data” in this prospectus supplement. We have provided this historical information to help you evaluate the behavior of the Deliverable Shares in various economic environments; however, past performance of the Deliverable Shares is not indicative of how they will perform in the future.

What will I receive on the stated maturity date of the Callable STRIDES?

If the Callable STRIDES have not been redeemed or we have not called the Callable STRIDES on or prior to the stated maturity date, for each unit of the Callable STRIDES that you own at maturity, in addition to accrued and unpaid interest, we will deliver to you a number of Deliverable Shares equal to the then current share multiplier. The initial “Share Multiplier” equals 0.67439978. The initial Share Multiplier was set on June 23, 2004, the date the Callable STRIDES were priced for initial sale to the public (the “Pricing Date”) so that the product of (i) the volume weighted average price of one share of common stock of the Underlying Company (the “Common Stock”) on the Tokyo Stock Exchange (the “TSE”) of ¥4027.70 divided by the Japanese yen/U.S. dollar foreign exchange rate of 108.64 (the “TSE Price”) on the Pricing Date and (ii) the initial Share Multiplier equaled $25, the principal amount of one unit of the Callable STRIDES. On the Pricing Date, the TSE Price was $37.07 while the volume weighted average price of the Deliverable Shares on the New York Stock Exchange was $37.29. The Share Multiplier will be subject to adjustment to account for certain corporate events relating to the Underlying Company as described in this prospectus supplement.

We will not distribute fractional Deliverable Shares. Instead, the number of Deliverable Shares to be delivered at maturity will be aggregated and the value of the fractional share will be paid in cash. Please see the section entitled “Description of the Callable STRIDES—Fractional Shares”.

For more specific information regarding the corporate events referred to above, please see the section entitled “Description of the Callable STRIDES—Share Multiplier Adjustment” and “—Reorganization Events” in this prospectus supplement.

You should understand that the opportunity to participate in possible increases in the price of the

Deliverable Shares through an investment in the Callable STRIDES is limited because, if we call the Callable STRIDES, the total yield on your investment will not exceed 13% per year. However, in the event that the price of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize the entire decline in the value of the Callable STRIDES and may lose a part or all of your initial investment. For more information about risks associated with the Callable STRIDES, please see the section entitled “Risk Factors” in this prospectus supplement.

How does the call feature work?

We may call the Callable STRIDES on any scheduled business day beginning on January 6, 2005, through and including the maturity date (the day on which the call occurs, if any, being the “Call Date”) by giving notice to the trustee of the Callable STRIDES at least ten business days prior to the Call Date as described in this prospectus supplement and specifying the Call Date, Call Price and amount of accrued and unpaid interest payable on the Call Date. The Call Price will be determined based upon the applicable Call Date. The Call Price will equal $25.5828 if we call the Callable STRIDES on January 6, 2005, the first date the Callable STRIDES may be called, and $26.1761 if we call the Callable STRIDES on July 5, 2005, the last date the Callable STRIDES may be called. For a list of month-end, midmonth, first and last Call Prices from January 6, 2005 (the first Call Date) through the stated maturity date, please see the section entitled “Description of the Callable STRIDES—Call Prices” in this prospectus supplement; and for an example of the Call Price calculation, please see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed to DTC, or its nominee, while the Callable STRIDES are held by DTC as depositary. So long as DTC, or its nominee, is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as described in the section entitled “Description of Debt Securities—Depositary” in the accompanying prospectus. The Call Price does not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive an amount equal to the Call Price plus any accrued and unpaid interest to but excluding the Call Date.

The “Call Price” on any Call Date is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield of 13% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price. The present values of the interest payments made on the Callable STRIDES will be calculated assuming each payment is made on the calendar day scheduled for that payment, without regard to whether that day is a business day.

When will I receive cash instead of the Deliverable Shares?

If we call the Callable STRIDES, you will receive the Call Price in cash. Please see the section entitled “Description of the Callable STRIDES—Call at the Option of ML&Co.” in this prospectus supplement.

Also, we will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due on the maturity date, and in lieu of delivering a fractional Deliverable Share, we will pay the cash value of the fractional share as more fully described in the section entitled “Description of the Callable STRIDES—Fractional Shares” in this prospectus supplement.

What about taxes?

The U.S. federal income tax consequences of an investment in the Callable STRIDES are complex and uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of a debt instrument of ML&Co. and a forward contract to acquire the Deliverable Shares. Under this characterization of the Callable STRIDES, for U.S. federal income tax purposes, you will generally include payments of interest on the Callable STRIDES in income in accordance with your regular method of tax accounting. You should review the discussion under the section entitled “United States Federal Income Taxation” in this prospectus supplement.

Will the Callable STRIDES be listed on a stock exchange?

The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “SSM”, subject to official notice of issuance. You should be aware that the listing of the Callable STRIDES on the American Stock Exchange will not necessarily ensure that a liquid trading market will be available for the Callable STRIDES. You should review the section entitled “Risk Factors—There may be an uncertain trading market for the Callable STRIDES” in this prospectus supplement.

What is the role of MLPF&S?

MLPF&S, our subsidiary, is the underwriter for the offering and sale of the Callable STRIDES. After the initial offering, MLPF&S intends to buy and sell Callable STRIDES to create a secondary market for holders of the Callable STRIDES, and may stabilize or maintain the Closing Market Price of the Callable STRIDES during the initial distribution. However, MLPF&S will not be obligated to engage in any of these market activities or to continue them once it has started.

MLPF&S also will be our agent for purposes of calculating, among other things, the Call Price and the number of Deliverable Shares deliverable to you at maturity. Under certain circumstances, these duties could result in a conflict of interest between MLPF&S’s status as our subsidiary and its responsibilities as calculation agent.

What is ML&Co.?

Merrill Lynch & Co., Inc. is a holding company with various subsidiaries and affiliated companies that provide investment, financing, insurance and related services on a global basis. For information about ML&Co., please see the section entitled “Merrill Lynch & Co., Inc.” in the accompanying prospectus. You should also read the other documents we have filed with the SEC, which you can find by referring to the section entitled “Where You Can Find More Information” in this prospectus supplement.

RISK FACTORS

Your investment in the Callable STRIDES will involve certain risks. You should consider carefully the following discussion of risks before you decide that an investment in the Callable STRIDES is suitable for you.

Your investment may result in a loss

The Callable STRIDES do not provide for a minimum repayment of the principal amount at maturity. If the Callable STRIDES have not been redeemed and we do not elect to exercise our call option on or prior to the stated maturity date for each Callable STRIDES you own at stated maturity, you will receive a number of Deliverable Shares equal to the then current Share Multiplier. Because the price of the Deliverable Shares is subject to market fluctuations, the value of the Deliverable Shares that we will deliver to you at maturity may be more or less than the principal amount of your Callable STRIDES. The value of the Callable STRIDES may decline, and that decline could be substantial. If you purchase your Callable STRIDES in the initial distribution, and if, at maturity, the value of the Deliverable Shares has declined to less than $37.07 per Deliverable Share, your investment in the Callable STRIDES will result in a loss to you of part or all of your initial investment.

In addition, if on any date the Closing Market Price of one share of Common Stock on the TSE divided by the Japanese yen/U.S. dollar foreign exchange rate declines to less than $1.00, the Callable STRIDES will be redeemed early and you will receive for each Callable STRIDES then owned by you (1) a number of Deliverable Shares equal to the then current Share Multiplier, (2) accrued and unpaid interest to but excluding the Redemption Date, as defined in this prospectus supplement, and (3) a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for such early redemption.

The value of the Deliverable Shares could be lower than the value of Sony Corporation Common Stock

The Share Multiplier was determined using the volume weighted average price of the Common Stock trading on the TSE. This price was the equivalent of $37.07, using the then current exchange rate. The Volume Weighted Average Price of the Deliverable Shares trading as ADRs on the NYSE on the Pricing Date was higher, $37.29. At the time of delivery of any Deliverable Shares pursuant to the terms of the Callable STRIDES, however, the then current trading price of the Deliverable Shares could be greater than, the same as or less than the then current trading price of the Common Stock on the TSE.

Risks associated with the Japanese securities markets

Although the market price of the ADRs, or Deliverable Shares, is not directly tied to the trading price of the Common Stock in Japan, the trading prices of the ADRs is expected to generally track the U. S. dollar value of the Japanese yen trading prices of the Common Stock in Japan. This means that the trading value of the Deliverable Shares is expected to be affected by US dollar/Japanese yen exchange rates, and by factors affecting the over-all Japanese stock market.

You should be aware that investments in securities linked to the value of Japanese equity securities involve certain risks. The Japanese securities markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Direct or indirect government intervention to stabilize the Japanese securities markets and cross-shareholdings in Japanese companies on those markets may affect prices and volume of trading on those markets. Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan. These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other Japanese laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

The Callable STRIDES are subject to being called at our option

We may call all of the Callable STRIDES on any scheduled Business Day beginning January 6, 2005 to and including the maturity date. In the event that we elect to call the Callable STRIDES, you will receive only the Call Price and any accrued and unpaid interest to but excluding the Call Date, and you will not be entitled to receive Deliverable Shares at maturity. You should understand that due to our ability to call the Callable STRIDES your total annualized yield will be capped at 13% of the original issue price.

Your yield may be lower than the yield on other standard debt securities of comparable maturity

The yield that you will receive on your Callable STRIDES, which could be negative, may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike standard senior non-callable debt securities, the Callable STRIDES do not guarantee the return of a principal amount at maturity.

Your return may be limited and will not be identical to the return of owning the Deliverable Shares

You should understand that the opportunity to participate in the possible increases in the price of the Deliverable Shares through an investment in the Callable STRIDES is limited because the amount you receive if we call the Callable STRIDES will never exceed a total annualized yield of 13% on the original issue price. However, if we choose not to exercise our call option and the value of the Deliverable Shares declines over the term of the Callable STRIDES, you will realize a decline in value of the Callable STRIDES and will lose a part or all of your initial investment.

In addition, your return on the Callable STRIDES will not reflect the return you would realize if you actually owned the Deliverable Shares or the Common Stock and received the dividends, if any, paid on the Deliverable Shares or the Common Stock. You will not be entitled to receive dividends, if any, paid on the Deliverable Shares or the Common Stock unless and until you actually hold the Deliverable Shares or the Common Stock on the applicable record date for the payment of a dividend.

There may be an uncertain trading market for the Callable STRIDES

The Callable STRIDES have been approved for listing on the American Stock Exchange under the trading symbol “SSM”, subject to official notice of issuance. You should be aware that the listing of the Callable STRIDES on the American Stock Exchange does not ensure that a trading market will develop for the Callable STRIDES. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market. The development of a trading market for the Callable STRIDES will depend on our financial performance and other factors such as the appreciation, if any, in the price of the Deliverable Shares. In addition, it is unlikely that increases or decreases in the secondary market price of the Callable STRIDES will correlate exactly with increases or decreases in the price of the Deliverable Shares.

If the trading market for the Callable STRIDES is limited, there may be a limited number of buyers if you decide to sell your Callable STRIDES rather than hold your investment until the maturity date. This may affect the price you receive.

Many factors affect the trading value of the Callable STRIDES; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Callable STRIDES will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the Callable STRIDES caused by another factor, and that the effect of one factor may exacerbate the decrease in the trading value of the Callable STRIDES caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the Callable STRIDES attributable to another factor, such as an increase in the price of the Deliverable Shares. The following paragraphs describe the expected impact on the market value of the Callable STRIDES given a change in a specific factor, assuming all other conditions remain constant.

The price of the Deliverable Shares and the Common Stock is expected to affect the trading value of the Callable STRIDES. We expect that the market value of the Callable STRIDES will depend substantially on the price of the Deliverable Shares and the Common Stock. However, you generally should not expect the increase or decrease in the market value of your Callable STRIDES to be identical to the increase or decrease in the market value of the Deliverable Shares and the Common Stock. For example, if you choose to sell your Callable STRIDES when the price of the Deliverable Shares and the Common Stock have increased from their price on the Pricing Date you may receive substantially less than the current market value of the Deliverable Shares because of the expectation that the price of the Deliverable Shares and the Common Stock will continue to fluctuate until the maturity date and the fact that the Callable STRIDES are callable at the option of ML&Co.

Changes in the levels of interest rates are expected to affect the trading value of the Callable STRIDES. We expect that changes in interest rates will affect the trading value of the Callable STRIDES. In general, if U.S. interest rates increase, we expect that the trading value of the Callable STRIDES will decrease and, conversely, if U.S. interest rates decrease, we expect that the trading value of the Callable STRIDES will increase.

Changes in the volatility of the Deliverable Shares or the Common Stock are expected to affect the trading value of the Callable STRIDES. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Deliverable Shares or the Common Stock increases, we expect the trading value of the Callable STRIDES will decrease; and, if the volatility of the Deliverable Shares or the Common Stock decreases, we expect that the trading value of the Callable STRIDES will increase.

As the time remaining to maturity of the Callable STRIDES decreases, the “time premium or discount” associated with the Callable STRIDES will decrease. We anticipate that before their maturity, the Callable STRIDES may trade at a value above or below that which would be expected based on the level of interest rates and the price of the Deliverable Shares and the Common Stock. This difference will reflect a “time premium or discount” due to expectations concerning the price of the Deliverable Shares and the Common Stock during the period before the stated maturity of the Callable STRIDES. As the time remaining to maturity decreases, any discount or premium attributed to the trading value of the Callable STRIDES will diminish, increasing or decreasing the trading value of the Callable STRIDES.

Changes in dividend yields of the Deliverable Shares and the Common Stock are expected to affect the trading value of the Callable STRIDES. If the dividend yield on the Deliverable Shares and the Common Stock were to increase, we would expect the value of the Callable STRIDES to decrease. However, should there be a subsequent decrease in the dividend yield on the Deliverable Shares and the Common Stock, we would expect the value of the Callable STRIDES to increase.

Currency exchange fluctuations between the value of the U.S. dollar and the Japanese yen are expected to affect the trading value of the Callable STRIDES. The Deliverable Shares, which are quoted and traded in U.S. dollars, may trade at different prices from the Common Stock, which is quoted and traded in

Japanese yen. Fluctuations in the exchange rate between the U.S. dollar and the Japanese yen may affect the U.S. dollar equivalent of the Japanese yen price of the Common Stock on the TSE and any other stock exchanges where the Common Stock trades and, as a result, may affect the price of the Deliverable Shares, which may consequently affect the trading value of the Callable STRIDES.

Changes in our credit ratings may affect the trading value of the Callable STRIDES. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Callable STRIDES. However, because your return on your Callable STRIDES is dependent upon factors in addition to our ability to pay our obligations under the Callable STRIDES, such as the percentage change in the price of the Deliverable Shares at maturity, an improvement in our credit ratings will not reduce the other investment risks related to the Callable STRIDES.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Callable STRIDES of a given change in most of the factors listed above will be less if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES. However, we expect that the effect on the trading value of the Callable STRIDES of a given change in the price of the Deliverable Shares will be greater if it occurs later in the term of the Callable STRIDES than if it occurs earlier in the term of the Callable STRIDES.

Amounts payable on the Callable STRIDES may be limited by state law

New York State law governs the 1983 Indenture under which the Callable STRIDES will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Callable STRIDES. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We promise, for the benefit of the holders of the Callable STRIDES, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

The Underlying Company has no obligations relating to the Callable STRIDES

We are not affiliated with the Underlying Company, and the Underlying Company has not authorized or approved the Callable STRIDES in any way. Further, the Underlying Company has no financial or legal obligation with respect to the Callable STRIDES or amounts to be paid to you, including any obligation to take the needs of ML&Co. or of beneficial owners of the Callable STRIDES into consideration for any reason. The Underlying Company will not receive any of the proceeds of the offering of the Callable STRIDES and is not responsible for, and has not participated in, the offering of the Callable STRIDES and is not responsible for, and will not participate in, the determination or calculation of the amount receivable by beneficial owners of the Callable STRIDES.

Neither ML&Co. nor MLPF&S have conducted any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES; and they make no representation as to the completeness or accuracy of publicly available information regarding the Underlying Company or as to the future performance of the Deliverable Shares or the Common Stock. Any prospective purchaser of the Callable STRIDES should undertake such independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Callable STRIDES holders are not entitled to stockholder’s rights

Beneficial owners of the Callable STRIDES will not be entitled to any rights in the Deliverable Shares or the Common Stock including, for example, the right to receive dividends or other distributions, voting rights and the right to tender or exchange ADRs or Common Stock in any tender or exchange offer by the Underlying Company or any third party.

Purchases and sales of the Deliverable Shares or the Common Stock by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Deliverable Shares or the Common Stock or futures or options contracts on the Deliverable Shares or the Common Stock for our own accounts for business reasons. We expect to enter into such transactions in connection with hedging our obligations under the Callable STRIDES. These transactions could affect the price of the Deliverable Shares or the Common Stock and, in turn, the value of the Callable STRIDES in a manner that would be adverse to your investment in the Callable STRIDES. Any purchases by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase the price of the Deliverable Shares or the Common Stock. Temporary increases in the market price of the Deliverable Shares or the Common Stock may also occur as a result of the purchasing activities of other market participants in anticipation of this transaction. Consequently, the price of the Deliverable Shares or the Common Stock may decline subsequent to the Pricing Date reducing the market value of the Callable STRIDES.

Potential conflicts of interest could arise

The calculation agent for the Callable STRIDES is MLPF&S, our subsidiary. Under certain circumstances, MLPF&S’s role as our subsidiary and its responsibilities as calculation agent for the Callable STRIDES could give rise to conflicts of interests. MLPF&S is required to carry out its duties as calculation agent in good faith and using its reasonable judgment. However, you should be aware that because we control MLPF&S, potential conflicts of interest could arise.

We have entered into an arrangement with one of our subsidiaries to hedge the market risks associated with our obligations in connection with the Callable STRIDES. This subsidiary expects to make a profit in connection with this arrangement. We did not seek competitive bids for this arrangement from unaffiliated parties.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Callable STRIDES, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this prospectus supplement.

DESCRIPTION OF THE CALLABLE STRIDES

ML&Co. will issue the Callable STRIDES as a series of senior debt securities under the 1983 Indenture which is more fully described in the accompanying prospectus. The stated maturity date of the Callable STRIDES will be July 5, 2005.

The Callable STRIDES may be called by ML&Co. as described below, but are not otherwise subject to redemption by us at our option or by any beneficial owner at its option before stated maturity except as described under the sections entitled “—Redemption Event” and “—Reorganization Event”. If an Event of Default occurs with respect to the Callable STRIDES, beneficial owners of the Callable STRIDES may accelerate the maturity of the Callable STRIDES, as described under the sections entitled “—Events of Default and Acceleration” in this prospectus supplement and “Description of Debt Securities—Events of Default” in the accompanying prospectus of ML&Co.

ML&Co. will issue the Callable STRIDES in denominations of whole units with a principal amount of $25.00 per unit. The initial Share Multiplier for the Callable STRIDES, when multiplied by the quotient of the volume weighted average price of one share of Common Stock on the Tokyo Stock Exchange (the “TSE”) of ¥4027.70 and the Japanese yen/U.S. dollar foreign exchange rate of 108.64 (the “TSE Price”) on the Pricing Date, equaled $25.00, the principal amount and original issue price of one unit of the Callable STRIDES. The volume weighted average price (“Volume Weighted Average Price”) was such price as shown on page “AQR” on Bloomberg L.P. for trading in the Common Stock taking place on the TSE from 9:00 a.m. to 3:05 p.m., Tokyo time. On the Pricing Date, the TSE Price was $37.07 while the volume weighted average price of the Deliverable Shares on the New York Stock Exchange (the “NYSE”) from 9:30 a.m. to 4:05 p.m. New York time was $37.29. The Share Multiplier will be subject to adjustment for certain corporate events relating to the Underlying Company as described in this prospectus supplement.

The Callable STRIDES will not have the benefit of any sinking fund.

Interest

The Callable STRIDES will bear interest at a rate of 8% per year on the $25 principal amount of each unit from and including June 29, 2004 or from the most recent interest payment date for which interest has been paid or provided for, to but excluding the stated maturity date, the Call Date or Redemption Date, as applicable. We will pay interest on the Callable STRIDES in cash quarterly in arrears on January 5, April 5, July 5 and October 5 of each year, beginning October 5, 2004, and on the maturity date, the Call Date or Redemption Date, as applicable. We will pay this interest to the persons in whose names the Callable STRIDES are registered at the close of business on the immediately preceding December 20, March 20, June 20 and September 20, respectively, whether or not a Business Day. Notwithstanding the foregoing, upon redemption or if called by ML&Co., the final payment of interest will be paid to the person to whom ML&Co. delivers the Deliverable Shares or the Call Price, as the case may be, subject to the conditions described under “Redemption Event” in this prospectus supplement. Interest on the Callable STRIDES will be computed on the basis of a 360-day year of twelve 30-day months. If an interest payment date falls on a day that is not a Business Day, that interest payment will be made on the next Business Day and no additional interest will accrue as a result of the delayed payment.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close and with respect to any day on which securities are to be delivered is also a day that is a Trading Day.

Payment at Maturity

If the Callable STRIDES are not redeemed or we do not call the Callable STRIDES on or prior to the maturity date, then at maturity, for each unit of Callable STRIDES you own, you will receive a cash payment of accrued and unpaid interest and a number of Deliverable Shares equal to the then current Share Multiplier. The Share Multiplier will be subject to adjustment for certain events described under “—Share Multiplier Adjustments”, “—Reorganization Events” and “—Alternative Dilution and Reorganization Adjustments” in this prospectus supplement.

If the maturity date is not a Business Day, we will deliver the Deliverable Shares and make all accrued and unpaid interest payments on the first Business Day following the maturity date and no additional interest will accrue as a result of the delay.

“Trading Day” means a day on which the NYSE, the TSE, the American Stock Exchange and The Nasdaq Stock Market (the “Nasdaq”) are open for trading as determined by the calculation agent.

All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the Callable STRIDES.

Fractional Shares

We will not distribute fractional Deliverable Shares. If the number of Deliverable Shares to be delivered on the maturity date is not divisible by a whole number, we will aggregate all share amounts due to a registered holder on the maturity date, and, in lieu of delivering a fractional Deliverable Share, we will pay to the registered holder the cash value of the fractional share based on the Closing Market Price of the Deliverable Shares. While the Callable STRIDES are held at the depositary, the sole registered holder will be the depositary. Depositary participants have different policies pertaining to fractional shares. You should consult the participant through which you hold the Callable STRIDES to ascertain the participant’s specific policy.

Call at the Option of ML&Co.

ML&Co., in its sole discretion, may call the Callable STRIDES, in whole but not in part, on any scheduled Business Day beginning on January 6, 2005 to and including the maturity date (the date on which the call, if any, occurs being the “Call Date”) by giving notice to the trustee on any Business Day at least ten Business Days prior to the Call Date. The notice to the trustee will specify the Call Date, Call Price and amount of interest payable on the Call Date. The trustee will provide notice of the call election to the registered holders of the Callable STRIDES, specifying the Call Date, Call Price and amount of interest payable on the Call Date. The depositary, as the registered holder, will receive the notice of the call. So long as the depositary is the registered holder of the Callable STRIDES, notice of our election to exercise the call option will be forwarded as more fully described under “Description of Debt Securities—Depositary” in the accompanying prospectus.

The Call Price on any Call Date will be the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 13% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price. The present value of each interest payment on the Callable STRIDES used to determine the Call Price will be calculated assuming each payment is made on the calendar day scheduled for that payment. A delay in payment may arise for reasons such as a scheduled interest payment date falling on a day that is not a Business Day and, as a result, the payment being delayed until the next succeeding Business Day. Any delay will not be taken into account when calculating the applicable Call Price. The Call Price will not include the amount of unpaid interest accrued to but excluding the Call Date; however, on the Call Date you will receive the Call Price plus an amount equal to the accrued and unpaid interest (the “Final Amount”). The yield to call represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments, such that the sum of these present values is equal to the original issue price.

Call Prices

The following table sets forth the month-end, midmonth, first and last Call Prices from January 6, 2005 through July 5, 2005, the first Call Date and the stated maturity date, respectively. For an example of the Call Price calculation, see Annex A to this prospectus supplement. If we elect to exercise our call option, the Call Price will be disclosed in the notice we deliver to DTC in connection with our call of the Callable STRIDES.

Call Date	Call Price per Callable STRIDES	Interest Payable on Call Date per Callable STRIDES	Final Amount per Callable STRIDES
January 6, 2005 (first Call Date)	$25.5828	$0.0056	$25.5884
January 18, 2005	$25.6206	$0.0722	$25.6928
January 31, 2005	$25.6620	$0.1444	$25.8065
February 15, 2005	$25.7072	$0.2222	$25.9294
February 28, 2005	$25.7497	$0.2944	$26.0441
March 15, 2005	$25.8060	$0.3889	$26.1948
March 31, 2005	$25.8597	$0.4778	$26.3375
April 15, 2005	$25.9057	$0.0556	$26.9613
April 29, 2005	$25.9516	$0.1333	$26.0850
May 16, 2005	$26.0082	$0.2278	$26.2360
May 31, 2005	$26.0588	$0.3111	$26.3699
June 15, 2005	$26.1066	$0.3889	$26.4955
June 17, 2005	$26.1135	$0.4000	$26.5135
June 30, 2005	$26.1586	$0.4722	$26.6308
July 5, 2005 (stated maturity date)	$26.1761	$0.5000	$26.6761

Hypothetical Returns at Maturity

The following table illustrates, for a range of hypothetical Closing Market Prices of the Deliverable Shares at maturity:

•	the product of the hypothetical Closing Market Price of the Deliverable Shares at maturity and the initial Share Multiplier,

•	the percentage change in the price of the Deliverable Shares from the TSE Price on the Pricing Date to the maturity date,

•	the amount payable on the Callable STRIDES, including the payment of accrued and unpaid interest on the maturity date,

•	the total annualized yield on the Callable STRIDES at maturity, and

•	the total annualized yield from direct ownership of the Deliverable Shares.

This table assumes that the Callable STRIDES have not been called or redeemed prior to the maturity date and will be called by ML&Co. on the maturity date if the total annualized yield on the Callable STRIDES would otherwise be greater than 13% at maturity.

Hypothetical Closing Market Price of the Deliverable Shares at maturity	The product of the hypothetical Closing Market Price at maturity and the initial Share Multiplier	Percentage change in the price from the TSE Price on the Pricing Date	Value of Deliverable Shares at maturity(1)	Total annualized yield on the Callable STRIDES at maturity(2)	Total annualized yield from direct ownership of the Deliverable Shares(3)
$ 7.41	$ 5.00	–80%	$ 5.500	–74.21%	–79.09%
$11.12	$ 7.50	–70%	$ 8.000	–63.64%	–68.99%
$14.83	$10.00	–60%	$10.500	–53.18%	–58.94%
$18.54	$12.50	–50%	$13.000	–42.82%	–48.95%
$22.24	$15.00	–40%	$15.500	–32.52%	–38.99%
$25.95	$17.50	–30%	$18.000	–22.27%	–29.05%
$29.66	$20.00	–20%	$20.500	–12.06%	–19.14%
$33.36	$22.50	–10%	$23.000	–1.90%	–9.26%
$37.29(4)	$25.00(5)	0%	$25.500	8.24%	0.61%
$40.78	$27.50	10%	$26.676	13.00%	10.46%
$44.48	$30.00	20%	$26.676	13.00%	20.30%
$48.19	$32.50	30%	$26.676	13.00%	30.12%
$51.90	$35.00	40%	$26.676	13.00%	39.93%
$55.61	$37.50	50%	$26.676	13.00%	49.73%
$59.31	$40.00	60%	$26.676	13.00%	59.52%
$63.02	$42.50	70%	$26.676	13.00%	69.29%
$66.73	$45.00	80%	$26.676	13.00%	79.06%

(1)	The amounts specified in this column include payment of accrued and unpaid interest payable on the maturity date.
(2)	The total annualized yield at maturity represents the annual interest rate used in determining the present values, discounted to the original issue date, of all payments made or to be made on the Callable STRIDES, including the Call Price and all interest payments made through and including the applicable Call Date, the sum of these present values being equal to the original issue price. This annualized yield:
(a)	assumes coupon payments are (i) made quarterly on the 5th day of January, April, July and October of each year, beginning October 5, 2004, and (ii) reinvested for the remainder of the term of the Callable STRIDES at the applicable yield listed in this column,

(b)	assumes an investment term from June 29, 2004 to July 5, 2005, and
(c)	is computed on the basis of a 360-day year of twelve 30-day months compounded annually.
(3)	This annualized yield assumes:
(a)	a percentage change in the value of the Callable STRIDES that equals the percentage change in the product of the Share Multiplier and the Volume Weighted Average Price of one share of Common Stock on the TSE on the Pricing Date to the relevant hypothetical Closing Market Price of the Deliverable Shares at maturity multiplied by the initial Share Multiplier,
(b)	a quarterly dividend payment of $.0388 per share (which represents the most recent per share semiannual dividend of ¥12.5 divided by two multiplied by the initial Share Multiplier and divided by the Japanese yen/U.S. dollar foreign exchange rate) paid on the 5th of January, April, July and October of each year, beginning October 5, 2004 (these hypothetical dividend payment dates are for purposes of this table only and are not dates on which, and do not represent the frequency with which, the Underlying Company has traditionally distributed dividends to its shareholders),
(c)	no transaction fees or expenses, and
(d)	an investment term from June 29, 2004 to July 5, 2005.
(4)	This was the TSE Price on June 23, 2004, the Pricing Date. The volume weighted average price of the Deliverable Shares on the Pricing Date was $31.29.
(5)	This is the principal amount of one unit of the Callable STRIDES. This value represents the product of the TSE Price on the Pricing Date and the initial Share Multiplier of 0.67439978.

Redemption Event

If on any date the Closing Market Price of one share of Common Stock on the TSE divided by the then current Japanese yen/U.S. dollar foreign exchange rate is less than $1.00, the Callable STRIDES will be redeemed on the seventh Business Day following such date (the “Redemption Date”). If a redemption is triggered as described above, then on the Redemption Date for each unit of Callable STRIDES, ML&Co. will deliver, in addition to such number of Deliverable Shares equal to the then current Share Multiplier and accrued and unpaid interest to the Redemption Date (the “accrued interest amount”), a cash amount equal to the present value of the additional interest that would have been paid through the stated maturity but for the early redemption of the Callable STRIDES (the “present value amount”). The number of Deliverable Shares, plus the accrued interest amount and present value amount payable, in connection with one Callable STRIDES are together referred to as the “Redemption Price” of the Callable STRIDES. The present value amount will be calculated at the sole discretion of the calculation agent, whose determination will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Callable STRIDES.

The Redemption Price will be delivered and paid to the holder of a Callable STRIDES on the Redemption Date; provided, however, that in the event that the Redemption Date falls after a record date for the payment of interest on the Callable STRIDES but prior to the next succeeding scheduled interest payment date, the portion of the Redemption Price equal to the accrued interest amount will be paid to the person who was the holder of the Callable STRIDES as of such record date.

Events of Default and Acceleration

In case an Event of Default, as defined under “Description of Debt Securities—Events of Default” in the accompanying prospectus, with respect to any Callable STRIDES has occurred and is continuing, the amount payable to a beneficial owner of a Callable STRIDES upon any acceleration permitted by the Callable STRIDES will be equal to the consideration due at maturity, calculated as though the date of acceleration were the maturity date. The value of such consideration shall not, however, be greater than an amount equal to the Final Amount, calculated as though the date of acceleration were the Call Date (whether or not such date is before or after January 6, 2005). If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a Callable STRIDES may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the Callable STRIDES plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the Callable STRIDES.

In case of default in payment of the Callable STRIDES, whether at any interest payment date, the stated maturity date, the Call Date, the Redemption Date, the date of early redemption due to a Reorganization Event or upon acceleration, from and after that date the Callable STRIDES will bear interest, payable upon demand of their beneficial owners, at the rate of 1.25% per year, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Callable STRIDES to the date payment of that amount has been made or duly provided for.

Share Multiplier Adjustments

The Share Multiplier used to determine the number of Deliverable Shares to be delivered at maturity is subject to adjustment by the calculation agent as described in this section. However, if we elect to call the Callable STRIDES, you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares.

The ADRs have been issued pursuant to a Deposit Agreement, as amended from time to time (the “Deposit Agreement”). An event that has a diluting or concentrative effect on the Common Stock will affect the trading value of the ADRs unless (and to the extent that) the Underlying Company or the depositary for the ADRs, pursuant to their authority under the Deposit Agreement, elect to adjust the number of shares of Common Stock that are represented by each ADR such that the price of the ADRs will not be affected by any such event, in which case the calculation agent will not adjust the Share Multiplier.

No adjustments to the Share Multiplier will be required unless the Share Multiplier adjustment would require a change of at least 0.1% in the Share Multiplier then in effect. The Share Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Multiplier after the close of business on the fourth Business Day immediately prior to the maturity date or early redemption date, as applicable.

No adjustments to the Share Multiplier will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments to the Share Multiplier to reflect changes occurring in relation to the Deliverable Shares or the Common Stock or any other security received in a reorganization event in other circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price of the Deliverable Shares or the Common Stock, including, without limitation, a partial tender or exchange offer for the Deliverable Shares or the Common Stock.

MLPF&S, as calculation agent, will be solely responsible for the determination and calculation of any adjustments to the Share Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; and its determinations and calculations will be conclusive absent manifest error.

No adjustments will be made for certain other events, such as offerings of ADRs or Common Stock by the Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for the ADRSs or Common Stock by the Underlying Company.

ML&Co. will, within ten Business Days following the occurrence of an event that requires an adjustment to the Share Multiplier, or, if later, within ten Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Callable STRIDES of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Share Multiplier.

Stock splits and reverse stock splits

If the Common Stock is subject to a stock split or reverse stock split, then once any split has become effective, the Share Multiplier relating to the Deliverable Shares will be adjusted to equal the product of the prior Share Multiplier and the number of shares of Common Stock which a holder of record of one share of Common Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Common Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of Common Stock, that is given ratably to all holders of record of the Common Stock or (ii) distribution of shares of Common Stock as a result of the triggering of any provision of the corporate charter of the Underlying Company, then, once the dividend has become effective and the Deliverable Shares are trading ex-dividend, the Share Multiplier will be adjusted so that the new Share Multiplier shall equal the product of:

•	the prior Share Multiplier and

•	the number of shares of Common Stock which a holder of one share of Common Stock before the date the dividend became effective and the Deliverable Shares traded ex-dividend would have owned or been entitled to receive immediately following that date.

Extraordinary Dividends

There will be no adjustments to the Share Multiplier to reflect any cash dividends or cash distributions paid with respect to the Common Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the Common Stock, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the Common Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Deliverable Shares on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Common Stock, the Share Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Share Multiplier will equal the product of:

•	the prior Share Multiplier and

•	a fraction, the numerator of which is the Closing Market Price per share of Common Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of Common Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the Common Stock will equal:

•	in the case of cash dividends or other distributions that constitute semiannual dividends, the amount per share of Common Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for the shares of Common Stock, or

•	in the case of cash dividends or other distributions that do not constitute semiannual dividends, the amount per share of Common Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination shall be conclusive. A distribution on the shares of Common Stock described in clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “—Reorganization Events”. A distribution on the shares of Common Stock described in the section entitled “—Issuance of transferable rights or warrants” that also constitutes an Extraordinary Dividend will only cause an adjustment pursuant to that section.

“Closing Market Price” means:

If the Deliverable Shares (or any other security (other than the Common Stock) for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are listed on a national securities exchange in the United States, are a Nasdaq National Market System (“Nasdaq NMS”) security or are included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the National Association of Securities Dealers, Inc. (the “NASD”), then the Closing Market Price for any date of determination on any Trading Day means for one Deliverable Share (or any other security (other than the Common Stock) for which a Closing Market Price must be determined for purposes of the Callable STRIDES):

•	the last reported sale price, regular way, on that day on the principal United States securities exchange registered under the Exchange Act on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if not listed or admitted to trading on any such securities exchange or if the last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason, including, without limitation, the occurrence of a Market Disruption Event, as described below, the mean of the last reported bid and offer price of the principal trading session on the over-the-counter market as reported on the Nasdaq NMS or OTC Bulletin Board on that day as determined by the calculation agent or from as many dealers in such security, but not exceeding three, as have made the bid prices available to the calculation agent after 3:00 p.m., local time in the principal market, on that date (without taking into account any extended or after-hours trading session).

With respect to the Common Stock, and the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) if that security is not listed on a national securities exchange in the United States, is not a Nasdaq NMS security or included in the OTC Bulletin Board, the Closing Market Price for any date of determination on any Trading Day means for one share of Common Stock or Deliverable Share (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) the last reported sale price on that day on the securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding such Trading Day as determined by the calculation agent; provided that if such last reported sale price is for a transaction which occurred more than four hours prior to the close of that exchange, then the Closing Market Price shall mean the average (mean) of the last available bid and offer price on that exchange.

If the Common Stock or the Deliverable Shares (or any other security for which a Closing Market Price must be determined for purposes of the Callable STRIDES) are not listed or admitted to trading on any such securities exchange or if such last reported sale price or bid and offer are not obtainable, then the Closing Market

Price shall mean the average (mean) of the last available bid and offer prices in such market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the calculation agent based on information that is reasonably available to it.

“Market Disruption Event” means:

(1)	a suspension of, absence of, including the absence of an official closing price, or material limitation on, trading of the Deliverable Shares on the primary market for the Deliverable Shares for more than two hours of trading or during the one-half hour period preceding the close of trading, as determined by the calculation agent in its sole discretion; or the suspension or material limitation on the primary market for trading in options contracts related to the Deliverable Shares, if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the calculation agent in its sole discretion; and

(2)	a determination by the calculation agent in its sole discretion that the event described in clause (1) above materially interfered with the ability of ML&Co., MLPF&S or any of their affiliates to unwind all or a material portion of the hedge with respect to the Callable STRIDES.

For purposes of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant options contracts related to the Deliverable Shares will not constitute a Market Disruption Event;

(3)	limitations pursuant to any rule or regulation enacted or promulgated by the NYSE or the Nasdaq or other regulatory organization with jurisdiction over the NYSE or the Nasdaq on trading during significant market fluctuations will constitute a suspension or material limitation of trading in the Deliverable Shares;

(4)	a suspension of trading in an options contract on the Deliverable Shares by the primary securities market trading in the options contracts related to the Deliverable Shares, if available, by reason of:

•	a price change exceeding limits set by the securities exchange or market;

•	an imbalance of orders relating to options contracts on the Deliverable Shares; or

•	a disparity in bid and ask quotes relating to options contracts on the Deliverable Shares will constitute a suspension or material limitation of trading in options contracts related to the Deliverable Shares; and

(5)	a suspension of, absence of or material limitation on trading on the primary securities market on which options contracts related to the Deliverable Shares are traded will not include any time when that securities market is itself closed for trading under ordinary circumstances.

If the Exchange Property, as defined below under “—Reorganization Events” in this prospectus supplement, includes securities other than the Deliverable Shares, then the above definition will be revised to include each such security in the same manner as the Deliverable Shares are considered in determining whether a Market Disruption Event exists.

Issuance of transferable rights or warrants

If the Underlying Company issues transferable rights or warrants to all holders of record of the Common Stock to subscribe for or purchase Common Stock, including new or existing rights to purchase Common Stock pursuant to a shareholder’s rights plan or arrangement, then the Share Multiplier will be adjusted on the Business

Day immediately following the issuance of such transferable rights or warrants so that the new Share Multiplier will equal the prior Share Multiplier plus the product of:

•	the prior Share Multiplier, and

•	the number of shares of Common Stock that can be purchased with the cash value of such warrants or rights distributed on one share of Common Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the Deliverable Shares divided by the number of shares of Common Stock each Deliverable Share then represents on the date the new Share Multiplier is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a national securities exchange, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3 p.m. on the date the new Share Multiplier is determined, provided that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the maturity date of the Callable STRIDES:

(a)	there occurs any reclassification or change of the Common Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

(b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination or consolidation and is not the surviving entity;

(c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above;

(d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law;

(e)	the Underlying Company issues to all of its shareholders equity securities of an issuer other than the Underlying Company, other than in a transaction described in clauses (b), (c) or (d) above;

(f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company; or

(g)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities and Exchange Act of 1934 (an event in clauses (a) through (g) a “Reorganization Event”), then the method of determining the amount payable on each Callable STRIDES will be adjusted as set forth below.

“Exchange Property” will consist of the securities, cash or any other assets distributed to holders of record of the Common Stock with respect to one share of Common Stock in or as a result of the Reorganization Event, and where any Common Stock continues to be held by the holders of the Common Stock receiving that distribution, the Common Stock. The Exchange Property will either:

A.	be delivered at maturity to the holders of the Callable STRIDES in an amount per unit equal to the amount of Exchange Property delivered with respect to the number of shares of Common Stock equal to the product of the number of shares of Common Stock each Deliverable Share then represents and the Share Multiplier at the time of the Reorganization Event; or

B.	at the option of the calculation agent, be liquidated and the cash proceeds will be paid to the holders of the Callable STRIDES as described below.

If the Exchange Property received in a Reorganization Event:

•	consists only of cash or if the calculation agent exercises its option to liquidate the Exchange Property following its distribution, then, unless we exercise our right to call the Callable STRIDES, the Callable STRIDES will be redeemed: (i) in the case where the Exchange Property delivered to the holders of record of the Common Stock consists of cash only, on the seventh Business Day succeeding the day on which that cash is distributed to holders of record of the Common Stock, or (ii) in the case where the Exchange Property is liquidated, on the date specified by ML&Co. as described below, and holders of the Callable STRIDES will receive, in lieu of any Deliverable Shares and in full satisfaction of our obligations under the Callable STRIDES, the lesser of:

(i)	the product of the number of shares of Common Stock each Deliverable Share then represents and (a) the amount of cash received with respect to one share of Common Stock and the then current Share Multiplier or (b) the value of the Exchange Property liquidated with respect to one share of Common Stock and the then current Share Multiplier, as applicable, plus in either case accrued and unpaid interest to the early redemption date, and

(ii)	the Call Price calculated as though the early redemption date were the Call Date (regardless of whether the early redemption date is a day which occurs prior to January 6, 2005) plus accrued and unpaid interest to the early redemption date, in each case, with no interest accruing on the Callable STRIDES following the early redemption date. If the calculation agent exercises the option to liquidate the Exchange Property, ML&Co. will give notice to the trustee as to the election to liquidate the Exchange Property, which notice will specify the method by which the Exchange Property will be sold. The date of early redemption of the Callable STRIDES will be the fifth Business Day following the last date on which the Exchange Property is sold;

•	consists of more than one type of property and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders of Callable STRIDES will receive at maturity a pro rata share of each such type of Exchange Property; and

•	includes a cash component and the calculation agent has not exercised its option to liquidate the Exchange Property, then holders will not receive any interest accrued on such cash component.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in this prospectus supplement.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

If we elect to call the Callable STRIDES you will receive only the Final Amount, and you will not be entitled to receive the Deliverable Shares, any Exchange Property or any other consideration at maturity.

In the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror or in the tender or exchange offer with respect to that Exchange Property (in an amount determined on the basis of the rate of exchange in that tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

MLPF&S, as calculation agent, shall be solely responsible for determination and calculation of the Exchange Property if a Reorganization Event occurs and the amount due upon early redemption, including the determination of the cash value of any Exchange Property, if necessary, and its determinations and calculations will be conclusive absent manifest error.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Securities Exchange Act of 1934 and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, the maturity date of the Callable STRIDES will be accelerated to the date of that determination and the amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Callable STRIDES. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

Alternative Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion to not make any of the adjustments to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES described above under “—Share Multiplier Adjustments” and “—Reorganization Events”, but may instead make adjustments in its discretion to the Share Multiplier or the method of determining the amount payable on each Callable STRIDES that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on the Deliverable Shares or the Common Stock or any successor Deliverable Shares or Common Stock. ML&Co. will provide notice of any such election to the trustee not more than two Business Days following the date that the Options Clearing Corporation publishes notice of its adjustments relating to the Deliverable Shares or the Common Stock and will detail in such notice the actual adjustment made to the Share Multiplier or to the method of determining the amount payable on each Callable STRIDES.

THE DELIVERABLE SHARES

Each Deliverable Share represents one Sony Corporation ADR, which in turn represents one share of Sony Corporation Common Stock. The market value of the Deliverable Shares is expected to generally track the U.S. dollar value of the Japanese yen trading price of the Common Stock in Japan. However, at any time the market value of the Deliverable Shares may be more than, equal to or less than the U.S. dollar value of the Japanese yen trading price of the Common Stock in Japan.

The Underlying Company

The following information has been derived from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information.

The Underlying Company has disclosed that it is engaged in the development and manufacture of various kinds of electronic equipment, home-use entertainment hardware and related software, music and image-based software, including film, video, television and digital entertainment technologies, and conducts insurance, leasing and credit financing and Internet-related service businesses. Because the Deliverable Shares are registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the SEC’s facilities or through the SEC’s web site by reference to SEC file number 001-06439. See “Where You Can Find More Information”. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the Deliverable Shares is not a recommendation to buy or sell the Deliverable Shares. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

The Deliverable Shares trade on the NYSE under the symbol “SNE”.

ML&Co. is not affiliated with the Underlying Company. The Underlying Company has no obligations with respect to the Callable STRIDES. This prospectus supplement relates only to the Callable STRIDES and does not relate to the Deliverable Shares, the Common Stock or other securities of the Underlying Company. All disclosures contained in this prospectus supplement regarding the Underlying Company are derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has participated in the preparation of these documents or made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the Callable STRIDES. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date hereof, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of the Deliverable Shares have been publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Deliverable Shares to be received at maturity of the Callable STRIDES and therefore the trading prices of the Callable STRIDES. Neither ML&Co. nor any of its affiliates make any representation to any purchaser of the Callable STRIDES as to the performance of the Deliverable Shares.

ML&Co. or its affiliates may presently or from time to time engage in business, directly or indirectly, with the Underlying Company including extending loans to, or making equity investments in, the Underlying Company or providing investment banking or advisory services to the Underlying Company, including merger and acquisition advisory services. In the course of such business, ML&Co. or its affiliates may acquire non-public information with respect to the Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to the Underlying Company.

Any prospective purchaser of the Callable STRIDES should undertake an independent investigation of the Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Callable STRIDES.

Historical Data

The Deliverable Shares are principally traded on the NYSE. The following table sets forth the high and low closing prices for the calendar quarters during calendar years 1999 through 2004. On June 23, 2004, the TSE Price was $37.07 and the volume weighted average price for the Deliverable Shares on the NYSE was $37.29 per share. The closing prices listed below were obtained from Bloomberg Financial Markets. The historical closing prices of the Deliverable Shares should not be taken as an indication of future performance, and no assurance can be given that the price of the Deliverable Shares will not decrease. In addition, no assurance can be given that the price of the Deliverable Shares will increase so that the value of the Deliverable Shares that the beneficial owners of the Callable STRIDES may receive at maturity, if not previously called by us, or redeemed, will exceed the principal amount of the Callable STRIDES.

	High	Low
1999
First Quarter	$50.281	$33.281
Second Quarter	$55.188	$44.719
Third Quarter	$78.844	$55.563
Fourth Quarter	$144.969	$72.469
2000
First Quarter	$156.688	$108.938
Second Quarter	$137.563	$90.250
Third Quarter	$116.250	$90.438
Fourth Quarter	$98.688	$69.375
2001
First Quarter	$76.900	$65.950
Second Quarter	$85.050	$65.800
Third Quarter	$65.750	$33.200
Fourth Quarter	$49.860	$33.720
2002
First Quarter	$56.590	$41.000
Second Quarter	$59.700	$48.630
Third Quarter	$53.170	$40.510
Fourth Quarter	$45.290	$39.880
2003
First Quarter	$43.310	$34.860
Second Quarter	$35.510	$23.920
Third Quarter	$38.300	$29.230
Fourth Quarter	$37.960	$32.590
2004
First Quarter	$42.360	$34.980
Second Quarter (through June 23, 2004)	$43.660	$34.080

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin Brown & Wood LLP, counsel to ML&Co. (“Tax Counsel”). As the law applicable to the U.S. federal income taxation of instruments such as the Callable STRIDES is technical and complex, the discussion below necessarily represents only a general summary. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Callable STRIDES held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Callable STRIDES as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging” or “conversion” transaction for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Callable STRIDES should consult their own tax advisors concerning the application of U.S. federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Callable STRIDES arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Callable STRIDES that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation or a partnership (including an entity treated as a corporation or a partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise), (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (v) any other person whose income or gain in respect of a Callable STRIDES is effectively connected with the conduct of a United States trade or business. Certain trusts not described in clause (iv) above in existence on August 20, 1996, that elect to be treated as United States persons will also be U.S. Holders for purposes of the following discussion. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Callable STRIDES that is not a U.S. Holder.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization and treatment, for U.S. federal income tax purposes, of the Callable STRIDES or securities with terms substantially the same as the Callable STRIDES. Accordingly, the proper U.S. federal income tax characterization and treatment of the Callable STRIDES is uncertain. Pursuant to the terms of the Callable STRIDES, ML&Co. and every holder of a Callable STRIDES agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Callable STRIDES for all tax purposes as an investment unit consisting of the following components (the “Components”): (i) a debt instrument of ML&Co. (the “Debt Instrument”) with a fixed principal amount unconditionally payable on the maturity date equal to the principal amount of the Callable STRIDES and bearing stated interest at the stated interest rate for the Callable STRIDES (the “Interest Rate”) and (ii) a contract (the “Forward Contract”) pursuant to which the holder agrees to use the principal payment due on the Debt Instrument to make a payment to ML&Co. in exchange for the right to receive at maturity a number of Deliverable Shares equal to the then current Share Multiplier. In the opinion of Tax Counsel, such characterization and tax treatment of the Callable STRIDES, although not the only reasonable characterization and tax treatment, is based on reasonable interpretations of law currently in effect and, even if successfully challenged by the Internal Revenue Service (the “IRS”), will not result in the imposition of penalties. Furthermore, based on ML&Co.’s determination of the relative fair market values of the Components at the time of issuance of the Callable STRIDES, ML&Co. will assign $25.64 of the original issue price of the Callable STRIDES to the Debt Instrument and will assign $0.64 of the original issue price of the Callable STRIDES to the Forward Contract. Based upon the foregoing, a U.S. Holder who acquires a Callable STRIDES in connection with the original issuance thereof will be treated as having purchased the Debt Instrument for

$25.64 and as having received an initial payment (the “Initial Forward Contract Payment”) with respect to the Forward Contract in an amount equal to $0.64. The initial payment deemed to have been received by a U.S. Holder with respect to the Forward Contract (i.e., the Initial Forward Contract Payment) should only be taken into account by the U.S. Holder as an additional amount realized with respect to the Forward Contract on the earlier of the sale or other disposition of the Callable STRIDES by the U.S. Holder (including a redemption of the Callable STRIDES if we call the Callable STRIDES prior to maturity) or at maturity (which would reduce the U.S. Holder’s tax basis in any Deliverable Shares received thereby at maturity). ML&Co.’s allocation of the original issue price will be binding on a U.S. Holder of a Callable STRIDES, unless such U.S. Holder timely and explicitly discloses to the IRS that its allocation is different from ML&Co.’s. The treatment of the Callable STRIDES described above and ML&Co.’s allocation are not, however, binding on the IRS or the courts. No statutory, judicial or administrative authority directly addresses the characterization of the Callable STRIDES or instruments similar to the Callable STRIDES for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Callable STRIDES.

Due to the absence of authorities that directly address instruments that are similar to the Callable STRIDES, significant aspects of the U.S. federal income tax consequences of an investment in the Callable STRIDES are not certain, and no assurance can be given that the IRS or the courts will agree with the characterization described above. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES (including alternative characterizations of a Callable STRIDES) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussions are based on the assumption that the treatment and the allocation described above are accepted for U.S. federal income tax purposes.

Tax Treatment of a Callable STRIDES

Interest on the Debt Instrument.    As described above, the Debt Instrument is treated as bearing interest at a stated rate of 8% per annum (i.e., the Interest Rate). A U.S. Holder will include “qualified stated interest” equal to the stated interest on the Callable STRIDES in income in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes (subject to the bond premium rules). Based on ML&Co.’s determination set forth above, the U.S. Holder’s tax basis in the Debt Instrument will initially be $25.64.

Settlement of the Forward Contract.    Upon the final settlement of the Forward Contract on the maturity date, a U.S. Holder would be deemed to have applied an amount (the “Forward Contract Payment Amount”) equal to the principal amount of the Debt Instrument less the Initial Forward Contract Payment toward the purchase of the Deliverable Shares, and such U.S. Holder should not recognize any gain or loss with respect to the Deliverable Shares received upon the final settlement of the Forward Contract. However, a U.S. Holder would be required to recognize gain or loss with respect to any cash received in lieu of fractional Deliverable Shares. The amount of such gain or loss would be equal to the difference, if any, between the amount of cash received and the portion of the Forward Contract Payment Amount that is allocable to such fractional Deliverable Shares. Any such gain or loss would be treated as short-term capital gain or loss. A U.S. Holder’s tax basis in the Deliverable Shares so received would be equal to the Forward Contract Payment Amount less the portion of the Forward Contract Payment Amount that is allocable to any fractional Deliverable Shares. Such U.S. Holder’s holding period for the Deliverable Shares would begin on the day immediately following the maturity date.

Sale, Exchange or Redemption of the Callable STRIDES

Upon a sale, exchange or redemption of a Callable STRIDES prior to the maturity of the Callable STRIDES, a U.S. Holder would recognize taxable gain or loss equal to the difference between the amount realized on such sale, exchange or redemption (as allocated among the Components in accordance with their relative fair market values) and such U.S. Holder’s tax basis in the Components deemed so sold, exchanged or redeemed. Any such gain or loss would generally be long-term or short-term capital gain or loss (depending on the U.S. Holder’s holding period for the Callable STRIDES). For these purposes, the amount realized does not include any amount attributable to accrued interest on the Debt Instrument, which would be taxed as described under “Tax Treatment of a Callable STRIDES—Interest on the Debt Instrument” above. If on any date the Closing Market Price of one share of Common Stock on the TSE divided by the Japanese yen/U.S. dollar foreign exchange rate is less than $1.00 and, as a result, the Callable STRIDES are redeemed on the seventh Business Day following such date, for these purposes, the Debt Instrument should be treated as having been redeemed for an amount equal to the sum of the principal amount of the Debt Instrument and the present value amount. In addition, in such event, the amount realized should not include any Deliverable Shares received by a U.S. Holder, which would be treated as a purchase of such Deliverable Shares in settlement of the Forward Contract for an amount equal to the Forward Contract Payment Amount.

Premium

If a U.S. Holder purchases the Debt Instrument for an amount that is greater than the sum of all amounts payable on the Debt Instrument after the purchase date other than payments of qualified stated interest (i.e., the principal amount), such U.S. Holder will be considered to have purchased the Debt Instrument with “amortizable bond premium” equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Instrument and may offset interest otherwise required to be included in respect of the Debt Instrument during any taxable year by the amortized amount of such excess for the taxable year. However, because the Callable STRIDES may be optionally called by ML&Co. on or after January 6, 2005, special rules would apply which could possibly result in a deferral of the amortization of some bond premium until later in the term of the Debt Instrument. U.S. Holders are urged to consult their own tax advisors regarding the application of these special rules. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Possible Alternative Tax Treatments of an Investment in a Callable STRIDES

Due to the absence of authorities that directly address the proper characterization of the Callable STRIDES, no assurance can be given that the IRS will accept, or that a court will uphold, the characterization and tax treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning a Callable STRIDES under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”).

ML&Co. will take the position that the Contingent Payment Regulations do not apply to the Callable STRIDES. If the IRS were successful in asserting that the Contingent Payment Regulations applied to the Callable STRIDES, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue as original issue discount, subject to the adjustments described below, income at a “comparable yield” on the issue price, regardless of the U.S. Holder’s usual method of accounting for U.S. federal income tax purposes. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield,” be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts (including upon receipt of the Deliverable Shares at maturity). Furthermore, any gain realized with respect to a Callable STRIDES would generally be treated as ordinary income, and any loss realized would generally be treated as ordinary loss to the extent of the U.S. Holder’s prior ordinary income inclusions (which were not previously reversed) with respect to the Callable STRIDES.

Even if the Contingent Payment Regulations do not apply to the Callable STRIDES, other alternative U.S. federal income tax characterizations or treatments of the Callable STRIDES are also possible, which may also affect the timing and the character of the income or loss with respect to the Callable STRIDES. Accordingly, prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of an investment in a Callable STRIDES.

Constructive Ownership Law

Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) treats a taxpayer owning certain types of derivative positions in property as having “constructive ownership” of that property, with the result that all or a portion of any long-term capital gain recognized by such taxpayer with respect to the derivative position will be recharacterized as ordinary income. In its current form, Section 1260 of the Code does not apply to a Callable STRIDES. If Section 1260 of the Code were to apply to a Callable STRIDES in the future, however, the effect on a U.S. Holder of a Callable STRIDES would be to treat all or a portion of any long-term capital gain recognized by such U.S. Holder on the sale, exchange, redemption or maturity of a Callable STRIDES (or upon the sale of any Deliverable Shares received thereon) as ordinary income. In addition, Section 1260 of the Code would impose an interest charge on any such gain that was recharacterized. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code, if any, to the purchase, ownership and disposition of a Callable STRIDES.

Non-U.S. Holders

In the case of a non-U.S. Holder, ML&Co. intends to withhold applicable United States withholding taxes at a rate of 30% on payments of interest made with respect to the Callable STRIDES subject to reduction by applicable treaty or upon the receipt of a Form W-8ECI from a non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business. Any capital gain realized upon the sale or other disposition of a Callable STRIDES by a non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a United States trade or business of such non-U.S. Holder and (ii) in the case of an individual non-U.S. Holder, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition and such individual does not have a “tax home” (as defined for U.S. federal income tax purposes) in the United States.

Backup Withholding and Information Reporting

A beneficial owner of a Callable STRIDES may be subject to information reporting with respect to certain amounts paid to the beneficial owner. A beneficial owner of a Callable STRIDES may also be subject to backup withholding at the applicable statutory rate of U.S. federal income tax on certain amounts paid to the beneficial owner unless such beneficial owner provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan (a “plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the Callable STRIDES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Internal Revenue Code (also “plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or

“disqualified persons” under the Code (“parties in interest”) with respect to the plan or account. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain employee benefit plans and arrangements including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (“non-ERISA arrangements”) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (“similar laws”).

The acquisition of the Callable STRIDES by a plan with respect to which we, MLPF&S or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless those Callable STRIDES are acquired pursuant to and in accordance with an applicable exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the Callable STRIDES. These exemptions are:

(1)	PTCE 84-14, an exemption for certain transactions determined by independent qualified professional asset managers;

(2)	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

(3)	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

(4)	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; or

(5)	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

The Callable STRIDES may not be purchased or held by (1) any plan, (2) any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or (3) any person investing “plan assets” of any plan, unless in each case the purchaser or holder is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable similar exemption. Any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES will be deemed to have represented by its purchase and holding of the Callable STRIDES that it either (1) is not a plan or a plan asset entity and is not purchasing those Callable STRIDES on behalf of or with “plan assets” of any plan or plan asset entity or (2) with respect to the purchase or holding, is eligible for the exemptive relief available under any of the PTCEs listed above or another applicable exemption. In addition, any purchaser or holder of the Callable STRIDES or any interest in the Callable STRIDES which is a non-ERISA arrangement will be deemed to have represented by its purchase and holding of the Callable STRIDES that its purchase and holding will not violate the provisions of any similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the Callable STRIDES on behalf of or with “plan assets” of any plan, plan asset entity or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Callable STRIDES will be used as described under “Use of Proceeds” in the accompanying prospectus and to hedge market risks of ML&Co. associated with its obligations in connection with the Callable STRIDES.

WHERE YOU CAN FIND MORE INFORMATION

ML&Co.

We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC’s web site at http://www.sec.gov. The address of the SEC’s Internet site is provided solely for the information of prospective investors and is not intended to be an active link. You may also read and copy any document we file by visiting the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement on Form S-3 with the SEC covering the Callable STRIDES and other securities. For further information on ML&Co. and the Callable STRIDES, you should refer to our registration statement and its exhibits. The prospectus accompanying this prospectus supplement summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition and results of operations may have changed since that date.

The Underlying Company

The Underlying Company files reports, proxy statements and other information with the SEC. Information provided to or filed with the SEC by the Underlying Company pursuant to the Securities Exchange Act of 1934 can be located at the SEC’s facilities or accessed through the SEC’s web site by reference to SEC file number 001-06439. You may also inspect the Underlying Company’s SEC reports and other information at the NYSE. In addition, information regarding the Underlying Company may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of the information or reports.

UNDERWRITING

MLPF&S has agreed, subject to the terms and conditions of the underwriting agreement and a terms agreement, to purchase from ML&Co. $41,000,000 aggregate principal amount of Callable STRIDES. The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions and that the underwriter will be obligated to purchase all of the Callable STRIDES if any are purchased.

The underwriter has advised ML&Co. that it proposes initially to offer all or part of the Callable STRIDES directly to the public at the offering prices set forth on the cover page of this prospectus supplement and that it may offer a part of the Callable STRIDES to certain dealers at a price that represents a concession not in excess of 1% of the original public offering price of the Callable STRIDES. The underwriter may allow, and such dealer may reallow, a concession not in excess of 1% of the original public offering price of the Callable STRIDES to certain dealers. After the initial public offering, the public offering prices and concessions may be changed. The underwriter is offering the Callable STRIDES subject to receipt and acceptance and subject to the underwriter’s right to reject any order in whole or in part. Proceeds to be received by ML&Co. will be net of the underwriting discount and expenses payable by ML&Co.

MLPF&S, a broker-dealer subsidiary of ML&Co. is a member of the National Association of Securities Dealers, Inc. and will participate in distributions of the Callable STRIDES. Accordingly, offerings of the Callable STRIDES will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD.

The underwriter is permitted to engage in certain transactions that stabilize the price of the Callable STRIDES. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Callable STRIDES.

If the underwriter creates a short position in the Callable STRIDES in connection with the offering, i.e., if it sells more units of the Callable STRIDES than are set forth on the cover page of this prospectus supplement, the underwriter may reduce that short position by purchasing units of the Callable STRIDES in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of these purchases. “Naked” short sales are sales in excess of the underwriter’s overallotment option or, where no overallotment option exists, sales in excess of the number of units an underwriter has agreed to purchase from the issuer. Because MLPF&S, as underwriter for the Callable STRIDES, has no overallotment option, it would be required to close out a short position in the Callable STRIDES by purchasing Callable STRIDES in the open market. Neither ML&Co. nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Callable STRIDES. In addition, neither ML&Co. nor the underwriter makes any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

MLPF&S may use this prospectus supplement and the accompanying prospectus for offers and sales related to market-making transactions in the Callable STRIDES. MLPF&S may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale.

ML&Co. has previously marketed and anticipates continuing to market series of securities under the servicemark “STRIDES”. The Callable STRIDES we are offering hereby contain certain terms and provisions which are different from the other previously marketed STRIDES, the terms and conditions of which also vary. Please see the section entitled “Description of the Callable STRIDES” in this prospectus supplement.

VALIDITY OF THE CALLABLE STRIDES

The validity of the Callable STRIDES will be passed upon for ML&Co. and for the underwriter by Sidley Austin Brown & Wood LLP, New York, New York.

EXPERTS

The restated consolidated financial statements and the related restated financial statement schedule incorporated herein by reference from the Current Report on Form 8-K of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) dated May 4, 2004 for the year ended December 26, 2003 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports dated March 1, 2004 (May 4, 2004 as to Note 2) (which express unqualified opinions, and which report on the consolidated financial statements includes explanatory paragraphs for the change in accounting method in 2002 for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and for the change in accounting method in 2004 for stock-based compensation to conform to Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, as amended by Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure by retroactively restating its 2003, 2002 and 2001 consolidated financial statements), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated financial statements for the periods ended March 26, 2004 and March 28, 2003, which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States). However, as stated in their report included in Merrill Lynch’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on those unaudited condensed consolidated financial statements. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited condensed consolidated financial statements because such report is not a “report” or “part” of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Page
accrued interest amount	S-16
ADRs	S-3
Business Day	S-12
Call Date	S-5
Call Price	S-5
Closing Market Price	S-19
Common Stock	S-4
Deliverable Shares	S-3
Exchange Property	S-21
Extraordinary Dividend	S-18
Extraordinary Dividend Amount	S-18
Final Amount	S-13
Market Disruption Event	S-20
present value amount	S-16
Pricing Date	S-4
Redemption Date	S-16
Redemption Price	S-16
Reorganization Event	S-21
Share Multiplier	S-4
TSE	S-4
TSE Price	S-4
Underlying Company	S-3
Volume Weighted Average Price	S-12

ANNEX A

Call Price Calculation Methodology

The Call Price is the amount of cash, per Callable STRIDES, that when discounted from the Call Date to the original issue date by a discount factor based on an annual yield to call of 13% and when added to the present value of all interest payments made through and including the applicable Call Date discounted to the original issue date by that same discount factor, will equal the original issue price.

As an example, the following steps describe the calculation of the Call Price for May 31, 2005:

•	First, the sum of the present values on the original issue date of all interest payments (assuming a discount factor based on an annual yield to call of 13%) made on the Callable STRIDES through and including the applicable Call Date is calculated. For a more detailed description of this calculation, please see the table below.

The following table illustrates, for the scheduled interest payment dates and the scheduled Call Date listed, the:

(a)	amount of interest payable (computed on the basis of a 360-day year of twelve 30-day months) on the applicable date;

(b)	years from the original issue date to the applicable interest payment date (computed on the basis of a 360-day year of twelve 30-day months);

(c)	discount factor(1) based upon an annual yield to call of 13%;

(d)	present value at the original issue date of the interest payments; and

(e)	the sum of the present values of all interest payments discounted to the original issue date.

Date(2)	Interest Amount Payable	Years From Original Issue Date	Discount Factor(1) Based on the Yield to Call	Present Value at Original Issue Date of Interest Payments(3)
June 29, 2004	—	0.000000	1.000000	—
October 5, 2004	0.533333	0.266667	0.967934	0.516231
January 5, 2005	0.500000	0.516667	0.938807	0.469403
April 5, 2005	0.500000	0.766667	0.910556	0.455278
May 31, 2005	0.311111	0.922222	0.893408	0.277949

Sum of the present values of all interest payments:				1.718861

•	Next, the sum of the present values of the interest payments is subtracted from the original issue price to produce the present value of the Call Price on the original issue date:

$25.00 – $1.718861 = $23.281139 (the present value of the Call Price)

•	Finally, the present value of the Call Price is divided by the applicable discount factor(1) and rounded to the fourth decimal place, the quotient being the present value of the Call Price payable on the applicable Call Date:

$23.281139	= $26.0588 (the Call Price)
0.893408

A-1

(1)	The discount factor is equal to	(1)	X, where X is the number of years from the original issue date
		1.13
	(computed on the basis of a 360-day year of twelve 30-day months compounded annually).

(2)	The dates in this column reflect the original issue date, the scheduled interest payment dates and May 31, 2005, the Call Date used in calculating this example. If a scheduled interest payment date falls on a day that is not a Business Day, payment will be made on the following Business Day, however, the present values of the interest payments will be calculated assuming each payment is made on the calendar day scheduled for that payment.

(3)	The present values in this column represent the product of the applicable interest payment amount and the corresponding discount factor. Due to rounding, the numbers in this column may not equal the sum of the present values of all interest payments.

A-2

1,640,000 Units

Merrill Lynch & Co., Inc.

8% Callable STock Return Income DEbt SecuritiesSM

due July 5, 2005

“Callable STRIDESSM”

Payable at maturity with American Depositary Receipts representing

Sony Corporation common stock

$25 principal amount and original issue price per unit

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

June 23, 2004

“STock Return Income DEbt Securities” and “STRIDES” are service marks of Merrill Lynch & Co., Inc.